FORM OF TRANSFER AND ASSUMPTION
            OF INVESTMENT MANAGEMENT AGREEMENT

                            for

             SMITH BARNEY MUNICIPAL FUND, INC.


     TRANSFER AND ASSUMPTION OF MANAGEMENT AGREEMENT, made as of the 31st day of December, 1994, by and among Smith
Barney Municipal Fund, Inc. (the "Company"), a corporation organized under the laws of the State of Maryland, Mutual
Management Corp., a New York corporation ("MMC") and Smith
Barney Mutual Funds Management Inc., a Delaware corporation
("SBMFM").

     WHEREAS, the Company is registered with the Securities and Exchange Commission as a closed-end management investment company under the Investment Company Act of 1940, as amended (the "Act"); and

     WHEREAS, the Company, and MMC entered into a Management Agreement on July 30, 1992 under which MMC serves as the investment manager (the "Investment Manager") for the Company; and

     WHEREAS, MMC desires that its interest, rights, responsibilities and obligations in and under the Management Agreement be transferred to SBMFM and SBMFM desires to assume MMC's interest, rights, responsibilities and obligations in and under the Management Agreement; and

     WHEREAS, this Agreement does not result in a change of actual control or management of the Investment Manager to the Company and, therefore, is not an "assignment" as defined in Section 2(a)(4) of the Act nor an "assignment" for the purposes of Section 15(a)(4) of the Act.

     NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     1.   Assignment.  Effective as of December 31, 1994
(the "Effective Date"), MMC hereby transfers to SBMFM all of MMC's interest, rights, responsibilities and obligations in and under the Management Agreement dated July 30, 1992, to which MMC is a party with the Company.
   2.   Assumption and Performance of Duties.  As of the
Effective Date, SBMFM hereby accepts all of MMC's interest and rights, and assumes and agrees to perform all of MMC's responsibilities and obligations in and under the Management Agreement; SBMFM agrees to be subject to all of the terms and conditions of said Agreement; and SBMFM shall indemnify and hold harmless MMC from any claim or demand made thereunder arising or incurred after the Effective
Date.

    3. Representation of SBMFM. SBMFM represents and warrants that : (1) it is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and (2) Smith Barney Holdings Inc. is its sole shareholder.

    4. Consent. The Company hereby consents to this transfer by MMC to SBMFM of MMC's interest, rights, responsibilities and obligations in and under the Management Agreement and to acceptance and assumption by SBMFM of the same. The Company agrees, subject to the terms and conditions of said Agreement, to look solely to SBMFM for the performance of the Investment Manager's responsibilities and obligations under said Agreement from and after the Effective Date, and to recognize as inuring solely to SBMFM the interest and rights heretofore held by MMC thereunder.

     5.   Counterparts.  This Agreement may be signed in
any number of counterparts, each of which shall be an
original, with the same effect as if the signatures thereto
and hereto were upon the same instrument.
     IN WITNESS WHEREOF, the parties hereto have caused
this Agreement to be executed by their duly authorized
officers hereunto duly attested.
Attest:
                                                       By:
Secretary                          Smith Barney Municipal
Fund, Inc.
                                   Date: December 31, 1994
Attest:

                                                       By:
Secretary
                                   Mutual Management Corp.

                                   Date:December 31, 1994

Attest:


Secretary                          By:
                                   Smith Barney Mutual
Funds Management Inc.
                                   Date:December 31, 1994